Exhibit 10.1

CONSENT AND SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Consent and Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into this 12th day of August, 2019, among (a) SILICON VALLEY BANK, a California corporation (“SVB”), in its capacity as Administrative Agent (“Agent”), (b) SVB, and each other lender and other financial institutions party to the Loan Agreement (as defined below) from time to time (each, a “Lender” and collectively, the “Lenders”), and (c) (i) ATRICURE, INC., a Delaware corporation with its chief executive office located at 7555 Innovation Way, Mason, Ohio 45040 (“AtriCure”), (ii) ATRICURE, LLC, a Delaware limited liability company (“AtriCure LLC”), (iii) ENDOSCOPIC TECHNOLOGIES, LLC, a Delaware limited liability company (“Endoscopic”), and (iv) nCONTACT SURGICAL, LLC, a Delaware limited liability company (“nContact”, and together with AtriCure, AtriCure LLC and Endoscopic, individually and collectively, jointly and severally, the “Borrower”).

RECITALS

A.    Agent, the Lenders and the Borrower have entered into that certain Loan and Security Agreement dated as of February 23, 2018, as amended by that certain First Amendment to Loan and Security Agreement dated December 28, 2018 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.    Agent and the Lenders have extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.    Agent, Borrower and the Lenders have agreed to make certain revisions to the Loan Agreement as more fully set forth herein.

D.    Agent and the Lenders have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.    Amendments to Loan Agreement.

2.1    Section 2.1.1 (Revolving Advances). Subsection (a) of Section 2.1.1 is amended in its entirety and replaced with the following:

“    (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, the Lenders agree, severally and not jointly, to make Advances to Borrower in accordance with each Lender’s respective Revolving Line Commitment as set forth on Schedule 1 hereto, in an aggregate outstanding amount at any time not exceeding the Availability Amount; provided however, that notwithstanding the foregoing, no Advance shall be made to Borrower without Agent’s prior written consent, which consent may be withheld in Agent’s sole discretion, if the Obligations would exceed Seventy Million Dollars ($70,000,000) following such Advance. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. Notwithstanding the foregoing, no Advance shall be made to Borrower following the Second Amendment Effective Date until Agent, or its agents, complete an inspection, in accordance with Section 6.6 hereof, reasonably satisfactory to Agent.”

2.2    Section 2.1.2 (Letters of Credit). The title to Section 2.1.2 and subsection (a) of Section 2.1.2 are amended in their entirety and replaced with the following:

“    2.1.2 Letters of Credit Sublimit.

(a)    As part of the Revolving Line, Agent shall have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (i) Five Million Dollars ($5,000,000.00) minus (A) the sum of all amounts used for Cash Management Services, and minus (B) the FX Reduction Amount, or (ii) (A) the lesser of the Revolving Line or the Borrowing Base, minus (B) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (C) the FX Reduction Amount.”

2.3    Section 2.1.3. Section 2.1.3 is amended in its entirety and replaced with the following:

“    2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency (each, a “FX Contract”) on a specified date (the “Settlement Date”). FX Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date. The aggregate FX Reduction Amount at any one time may not exceed the lesser of (a) Five Million Dollars ($5,000,000.00) minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) or (b) the lesser of the Revolving Line or the Borrowing Base, minus (i)

the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by the FX Reduction Amount. Any amounts needed to fully reimburse Agent and the Lenders for any amounts not paid by Borrower in connection with FX Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”

2.4    Section 2.1.4. Section 2.1.4 is amended in its entirety and replaced with the following:

“    2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of (a) Five Million Dollars ($5,000,000.00) minus (i) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (b) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount for SVB’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Agent pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”

2.5    Section 2.1.5 (Term Loan Advance). Subsection (a) of Section 2.1.5 is amended in its entirety and replaced with the following:

“    (a) Availability. Subject to the terms and conditions of this Agreement, the Lenders with Term Loan Commitments, severally and not jointly, shall make one (i) term loan advance available to Borrower on the Second Amendment Effective Date in an original principal amount of Sixty Million Dollars ($60,000,000.00) (the “Term Loan Advance”). For the avoidance of doubt, all Term Loan Advances outstanding as of the Second Amendment Effective Date shall be paid in full with the Term Loan Advance.”

2.6    Section 2.3 (Payment of Interest on the Credit Extensions). Subsections (a)(i) and (a)(ii) of Section 2.3 are deleted in their entirety and replaced with the following:

“(i)    Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (a) the Prime Rate and (b) five percent (5.00%), which interest shall be payable monthly in accordance with Section 2.3(d) below.

(ii)    Term Loan Advance. Subject to Section 2.3(b), the principal amount of the outstanding Term Loan Advance shall accrue interest at a floating per annum rate equal to (a) the greater of (I) the Prime Rate or (II) five percent (5.00%), plus (b) three-quarters of one percent (0.75%), which interest shall be payable monthly in accordance with Section 2.1.5(b).”

2.7    Section 2.4 (Fees). Subsection (b) of Section 2.4 is deleted in its entirety and replaced with the following:

“(b)    Revolving Line Early Termination Fee. Upon termination of the Revolving Line for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, Borrower shall pay to Agent for the ratable benefit of the Lenders holding a Revolving Line Commitment, a termination fee (the “Termination Fee”) in an amount equal to (i) if such termination occurs on or prior to the first anniversary of the Second Amendment Effective Date, three percent (3.00%) of the Revolving Line; (ii) if such termination occurs after the first anniversary of the Second Amendment Effective Date but on or before the second anniversary of the Second Amendment Effective Date, two percent (2.00%) of the Revolving Line; and (iii) if such termination occurs after the second anniversary of the Second Amendment Effective Date but prior to the Revolving Line Maturity Date, one percent (1.00%) of the Revolving Line; provided that no Termination Fee shall be charged if the credit facility hereunder is replaced with a new facility from SVB or any Affiliate of SVB;”

2.8    Section 2.4 (Fees). Subsection (g) of Section 2.4 is inserted alphabetically in Section 2.4 as follows:

“(g)    Second Amendment Revolving Line Commitment Fee. In addition to the Revolving Line Commitment Fee paid prior to the Second Amendment Effective Date, a fully earned (as of the Second Amendment Effective Date), non-refundable commitment fee of One Hundred Fifty Thousand Dollars ($150,000.00), payable as follows: (i) Thirty Thousand Dollars ($30,000.00) shall be due and payable on the Second Amendment Effective Date; (ii) Thirty Thousand Dollars ($30,000.00) shall be due and payable on the first anniversary of the Second Amendment Effective Date; provided, that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated prior to the first anniversary of the Second Amendment Effective Date, One Hundred Twenty Thousand Dollars ($120,000.00) shall be immediately due and payable at the time of such repayment and termination; (iii) Thirty Thousand Dollars ($30,000.00) shall be due and payable on the second anniversary of the Second Amendment Effective Date; provided, that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated after the first anniversary of the Second Amendment Effective Date but prior to the second anniversary of the Second Amendment Effective Date, Ninety Thousand Dollars ($90,000.00) shall be immediately due and payable at the time of such repayment and termination; (iv) Thirty Thousand Dollars ($30,000.00) shall be due and payable on the third anniversary of the Second Amendment Effective Date; provided, that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated after the second anniversary but prior to the third anniversary of the Second Amendment Effective Date, Sixty Thousand Dollars ($60,000.00) shall be immediately due and payable at the time of such repayment and termination; and (v) Thirty Thousand Dollars ($30,000.00) shall be due and payable on the fourth anniversary of the Second Amendment Effective Date; provided, that in the event that all outstanding Obligations under the Revolving Line are repaid in full and the Lenders’ commitment to make any further Credit Extensions under the Revolving Line is terminated after the third anniversary of the Second Amendment Effective Date but prior to the fourth anniversary of the Second Amendment Effective Date, Thirty Thousand Dollars ($30,000.00) shall be immediately due and payable at the time of such repayment and termination;”

2.9    Section 2.9 (Incremental Revolving Commitment). 2.9 is amended in its entirety and replaced with the following:

“2.9    [Reserved];”

2.10    Section 5.10 (Use of Proceeds). Section 5.10 is deleted in its entirety and replaced with the following:

“5.10    Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions (i) for the repayment in full of the Term Loan Advances outstanding as of the Second Amendment Effective Date and (ii) as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.”

2.11    Section 6.2 (Financial Statements, Reports, Certificates). The following subsections (b), (c), (d), and (e) are deleted in their entirety and replaced with the following:

“(b)    Accounts Receivable/Accounts Payable Reports. Within thirty (30) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by due date, and outstanding or held check registers, if any, (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, detailed debtor listing, Deferred Revenue report, and general ledger, and (D) monthly perpetual inventory reports for Inventory, valued on a first in, first out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Agent in its good faith business judgment;

(c)    Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated and consolidating balance sheet, consolidated statement of cash flows and consolidated and consolidating income statement, as filed with the SEC, covering Borrower’s consolidated operations for such quarter, certified by a Responsible Officer and in a form acceptable to Agent and the Lenders (the “Borrower-prepared Financial Statements”); provided that Agent and Lenders agree that the form of Borrower-prepared Financial Statements with the SEC is an acceptable form;

(d)    Compliance Certificates. Within thirty (30) days after the end of each month, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent or the Lenders may reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;

(e)    Annual Operating Budget and Financial Projections. As soon as available, but not more than thirty (30) days after the end of each fiscal year of Borrower, and contemporaneously with any updates or amendments thereto, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis) as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;”

2.12    Section 6.3 (Accounts Receivable). Subsections (c) and (d) of Section 6.3 are deleted in their entirety and replaced with the following:

“(c)    Collection of Accounts. Borrower shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or such other “blocked account” as specified by Agent (either such account, the “Cash Collateral Account”). Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to the Cash Collateral Account. Subject to Agent’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be applied to immediately reduce the Obligations under the Revolving Line (unless Agent and the Lenders, in their sole discretion, at times when an Event of Default exists, elect not to so apply such amounts). Borrower hereby authorizes Agent to transfer to the Cash Collateral Account any amounts that Agent reasonably determines are proceeds of the Accounts (provided that Agent is under no obligation to do so and this allowance shall in no event relieve Borrower of its obligations hereunder).

(d)    Reserves. Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default has occurred and is continuing, Agent may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.”

2.13    Section 6.8 (Operating Accounts). Subsection (a) of Section 6.8 is deleted in its entirety and replaced with the following:

“(a)    Maintain all of its and all of its Subsidiaries’, if any, depository, operating accounts and securities accounts which are maintained in the United States (including, without limitation, any such account which is maintained with a United States branch of a foreign institution) with SVB and SVB’s Affiliates, with all excess funds maintained at or invested through SVB or an Affiliate of SVB. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such or (ii) such other deposit accounts with other banks and financial institutions necessitated in the ordinary course of its business which do not have on an individual basis a daily balance in excess of $100,000, or in the aggregate with each other such account described in this clause (ii), in excess of $250,000. Borrower and all of its Subsidiaries shall maintain its primary products, credit services, and/or financial accommodations with SVB or any of SVB’s Affiliates, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, asset management, and check cashing services), and interest rate swap arrangements.”

2.14    Section 6.9 (Financial Covenants). Section 6.9 is amended in its entirety and replaced with the following:

“6.9    Financial Covenant.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, with respect to Borrower:

(a)    Liquidity Ratio. From and after the Second Amendment Effective Date, a minimum Liquidity Ratio equal to or greater than 1.35:1.00.”

2.15    Section 6.12 (Formation or Acquisition of Subsidiaries). Section 6.12 is deleted in its entirety and replaced with the following:

“6.12    Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Borrower and/or such Guarantor shall, following Agent’s reasonable request, (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder or a Guarantor, together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent, for the ratable benefit of the Lenders, a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Agent; and (c) provide to Agent all other documentation in form and substance reasonably satisfactory to Agent, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document and shall secure or guaranty (as applicable) all of the Obligations owing to Agent and the Lenders.”

2.16    Section 7.1 (Dispositions). Section 7.1 is deleted in its entirety and replaced with the following:

“7.1    Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory or Equipment (including generators/capital equipment, whether classified as Inventory or Equipment), pursuant to leases by Borrower as lessor) in the ordinary course of business; (b) of worn-out or obsolete Equipment or Intellectual Property that is no longer useful or economically practicable to maintain; provided, that in each case that no Event of Default has occurred and is continuing; and (c) consisting of Permitted Liens and Permitted Investments.”

2.17    Section 7.3 (Mergers or Acquisitions). Section 7.3 is deleted in its entirety and replaced with the following:

“7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.”

2.18    Section 7.4 (Indebtedness). Section 7.4 is amended in its entirety and replaced with the following:

“7.4    Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, including,

without limitation, any Indebtedness to any officer, director or shareholder of Borrower for which such officer, director or shareholder subordinates such Indebtedness to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders entered into between Agent, each Lender and such officer, director or shareholder), on terms reasonably acceptable to Agent and the Lenders. Borrower is permitted to make the nContact Earnout Payments as and when due and pursuant to the terms and conditions of the nContact Merger Agreement, so long as (i) no Default or Event of Default has occurred and is continuing immediately prior to and immediately after giving effect to any such payment of such nContact Earnout Payments; and (ii) the value of such nContact Earnout Payments shall be made in accordance with the terms and conditions of the nContact Merger Agreement; provided, that under no circumstances shall such nContact Earnout Payments be made with cash if, after giving effect to such nContact Earnout Payments, the sum of Borrower’s unrestricted cash and Cash Equivalents held with SVB and its Affiliates plus the unused Availability Amount is less than the greater of (a) Twenty Five Million Dollars $25,000,000.00 or (b) the result of (i) Borrower’s trailing three (3) quarters’ EBITDA; multiplied by (ii) negative 1 (-1.00). Further, Borrower is permitted to pay the SentreHEART Milestone Consideration as and when due and pursuant to the terms and conditions of the SentreHEART Merger Agreement, so long as (i) no Default or Event of Default has occurred and is continuing immediately prior to and immediately after giving effect to any such payment of such SentreHEART Milestone Consideration; and (ii) the value of such SentreHEART Milestone Consideration shall be made in accordance with the terms and conditions of the SentreHEART Merger Agreement.”

2.19    The contact information for the Agent’s counsel set forth in Section 11 is hereby amended in its entirety and replaced with the following:

“Morrison & Foerster LLP

200 Clarendon Street, 20th Floor

Boston, Massachusetts 02116

Attention: Charles W. Stavros, Esq.

E-Mail: cstavros@mofo.com”

2.20    Section 14 (Definitions). The following terms and their respective definitions set forth in Section 14.1 are deleted in their entirety and replaced with the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances; provided however, that notwithstanding the foregoing, at no time shall the sum of (u) the outstanding principal balance of any Advances, plus (v) the aggregate Dollar

Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), plus (w) the FX Reduction Amount, plus (x) any amounts used for Cash Management Services, plus (y) the outstanding principal balance of the Term Loan Advance, plus (z) any other Obligations exceed Seventy Million Dollars ($70,000,000).

“FX Contract” is defined in Section 2.1.3.

“Liquidity Ratio” is, as of any date of measurement, the result of: (i) the sum of (a) Borrower’s unencumbered and unrestricted cash and Cash Equivalents of Borrower maintained with SVB and SVB’s Affiliates (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to a Lien in favor of the Agent or any Lender); plus (b) Net Accounts Receivable; divided by (ii) all outstanding Obligations (including, for the avoidance of doubt, the full amount of the drawn portion of the Revolving Line plus the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)) of Borrower owed to Agent and the Lenders.

“Net Accounts Receivable” means consolidated net trade accounts receivable determined in accordance with GAAP.

“Mason Incentive Loan Agreement” means collectively (i) the Loan Agreement dated as of March 1, 2015 between the Mason Port Authority and AtriCure, (ii) the Loan Agreement expected to close in August 2019 between the Mason Port Authority and AtriCure, (iii) any note issued by AtriCure in connection with either (i) or (ii) and (iv) the other documents executed in connection with (i)-(iii), in each case, as amended, supplemented and modified from time to time.

“Revolving Line Maturity Date” is August 1, 2024.

“Term Loan Amortization Date” is the first day of the first full calendar month following the eighteen month anniversary of the Second Amendment Effective Date (the “Initial Amortization Start Date”) (i.e. March 1, 2021); provided, however, that if the IO Extension Conditions are satisfied (as determined by Agent, in its reasonable discretion), the Borrower may, on any Business Day during the period beginning on February 1, 2021 and ending on the date that is fifteen (15) days prior to the Initial Amortization Start Date, request in writing that Agent extend the Initial Amortization Start Date (an “IO Extension Request”), and Agent consents to such IO Extension Request (in Agent’s sole but reasonable discretion), the Term Loan Amortization Date will be extended by an additional six (6) months (i.e. September 1, 2021).

For purposes hereof, the “IO Extension Conditions” means the satisfaction of each of the following conditions, in each case as determined by Agent, in its reasonable discretion: (i) Borrower provides Agent evidence that Borrower has, for the fiscal year ending December 31, 2020, achieved minimum revenue of not less than Two Hundred Fifty Million Dollars ($250,000,000.00), determined in accordance with GAAP and supported by financial statements delivered to Agent; and (ii) as of the date of the IO Extension Request and as of the Initial Amortization Start Date, no Default or Event of Default has occurred and is continuing.

“Term Loan Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest, and supplemental of all other fees and expenses due and owing in connection with the Term Loan Advance), in an amount equal to the aggregate original principal amount of the Term Loan Advance advanced to Borrower multiplied by three percent (3.00%).

“Term Loan Maturity Date” is August 1, 2024.

“Term Loan Prepayment Premium” is an additional fee payable to Agent, for the ratable benefit of the Lenders with a Term Loan Commitment, in an amount equal to:

(a)        for a prepayment of a Term Loan Advance made on or prior to the first anniversary of the Second Amendment Effective Date, four percent (4.00%) of the original principal amount of such Term Loan Advance;

(b)        for a prepayment of a Term Loan Advance made after the first anniversary of the Second Amendment Effective Date but on or prior to the second anniversary of the Second Amendment Effective Date, two percent (2.00%) of the original principal amount of such Term Loan Advance;

(c)        for a prepayment of a Term Loan Advance made after the second anniversary of the Second Amendment Effective Date but prior to the Term Loan Maturity Date, one percent (1.00%) of the original principal amount of such Term Loan Advance; and

provided that no Term Loan Prepayment Premium shall be charged if the credit facility hereunder is replaced with a new facility from SVB or any Affiliate of SVB.

2.21    Section 14 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 14.1:

“Cash Management Services” is defined in Section 2.1.4.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

“FX Reduction Amount” means, with respect to a given FX Contract, the notional amount thereof multiplied by the currency exchange risk factor for the currencies involved in the FX Contract, multiplied by the current foreign exchange spot rates, in each instance as determined and calculated by Bank in its sole discretion.

“Second Amendment Effective Date” is August 12, 2019.

“SentreHEART Merger Agreement” is that certain Merger Agreement, dated on or about of August 12, 2019, by and among SentreHEART, AtriCure, Stetson Merger Sub, Inc., Second Stetson Merger Sub, LLC, and SRS Acquiom, Inc.

“SentreHEART Milestone Consideration” means the “Milestone Consideration” as defined in the SentreHEART Merger Agreement.

2.22    Section 14 (Definitions). The following defined terms in Section 14.1 are hereby deleted in their entirety:

“Election Period” is defined in Section 2.9(a).

“Increase Effective Date” is defined in Section 2.9(c).

“Incremental Revolving Commitment” is defined in Section 2.9(a).

“Liquidity Threshold”, is, for any day in any Testing Month in which Borrower’s unencumbered and unrestricted cash and Cash Equivalents maintained with SVB and SVB’s Affiliates (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to a Lien in favor of the Agent or any Lender), is greater than one hundred fifty percent (150%) of all outstanding Obligations (including, for the avoidance of doubt, the full amount of the drawn portion of the Revolving Line plus the aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)) of Borrower owed to Agent and the Lenders.

“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the Effective Date; and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Borrower fails to maintain the Streamline Requirement, as determined by Agent in its reasonable discretion. Upon the termination of a Streamline Period, Borrower must maintain the Streamline Requirement each consecutive day for three (3) consecutive monthly compliance periods as determined by Agent in its reasonable discretion, prior to entering into a subsequent Streamline Period. Borrower shall give Agent not less than ten (10) days’ prior written notice of Borrower’s election to enter into any such Streamline Period, and each such Streamline Period shall commence on the first day of the monthly period following the date the Agent determines, in its reasonable discretion, that the Streamline Requirement has been achieved. Thus, it is the intention of the parties that Borrower shall have the opportunity for successive Streamline Periods to apply when and to the extent the conditions thereto are satisfied.

“Streamline Requirement” is Borrower maintaining unrestricted cash and/or Cash Equivalents at SVB equal to or greater than Fifteen Million Dollars ($15,000,000.00) for ninety (90) consecutive days, as determined by Agent, in its reasonable discretion.

“Testing Month” is with respect to the Liquidity Threshold, each calendar month.

2.23    Section 14 (Definitions). Subsection (e) of the definition of “Permitted Indebtedness” in Section 14.1 is hereby deleted in its entirety and replaced with the following:

“(e)    Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder and Indebtedness under the Corporate HQ Lease and the Mason Incentive Loan Agreement; provided however, Indebtedness under the Mason Incentive Loan Agreement shall not exceed One Million Dollars ($1,000,000) in the aggregate at any time;”

2.24    Schedule 1 (Lenders and Commitments). Schedule 1 to the Loan Agreement is deleted in its entirety and replaced with Schedule 1 attached hereto.

2.25    Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 1 attached hereto.

3.    Consent to Transaction. Borrower has advised Agent that Borrower has formed a wholly owned subsidiary, Stetson Merger Sub, Inc., a Delaware corporation, and another wholly owned subsidiary, Second Stetson Merger Sub, LLC, a Delaware limited liability company (collectively, the “Subsidiary Formation”). Borrower has further advised Agent that Stetson Merger Sub, Inc. merged or will merge with and into SentreHEART, Inc., a Delaware corporation (“SentreHEART”) with SentreHEART continuing as the surviving corporation (the “First Merger”). Borrower has further advised Agent that following the First Merger, SentreHEART merged or will merge with and into Second Stetson Merger Sub, LLC, with Second Stetson Merger Sub, LLC continuing as the surviving entity (the “Second Merger”) (the Subsidiary Formation, First Merger, and Second Merger shall be referred to collectively, as the “Transaction”) pursuant to the terms of a certain Agreement and Plan of Merger, dated on or about the date hereof, by and among SentreHEART, AtriCure, Stetson Merger Sub, Inc., Second Stetson Merger Sub, LLC, and

SRS Acquiom, Inc. (the “Merger Agreement”), a copy of which is in substantially the form attached as Schedule 3 hereto. Borrower acknowledges that the Transaction is prohibited under the terms of the Loan Agreement and the other Loan Documents, and Borrower has requested that Agent and Lenders consent to the Transaction. Notwithstanding anything to the contrary contained in the Loan Agreement and the other Loan Documents, including, without limitation, Section 7.1 (Dispositions), Section 7.3 (Mergers or Acquisitions) and Section 7.7 (Distributions; Investments), the Agent and Lenders hereby consent to the Transaction; provided, however, that such consent is expressly conditioned upon: (i) no Default or Event of Default shall have occurred prior to or immediately after the consummation of the Transaction, (ii) the Agent shall have received a true and complete copy of the Merger Agreement, which shall be either in form and substance reasonably satisfactory to the Agent or substantially in the form attached hereto as Schedule 3 without any amendments or modifications thereto or waivers to any conditions or terms set forth therein that could reasonably be expected to be materially adverse to the Agent or the Lenders and (iii) within sixty (60) days of the consummation of the Transaction, a joinder and amendment to the Loan Agreement, in form and substance reasonably acceptable to Bank in its sole discretion, whereby, inter alia, Second Stetson Merger Sub, LLC becomes a “Borrower” under the Loan Agreement and Second Stetson Merger Sub, LLC grants to Bank a first priority Lien in and to all of its assets, together with such additional documents, instruments and agreements as Bank shall reasonably require. Please note that the foregoing consent applies only to the Transaction and is not a consent to or waiver of any subsequent application of the same provisions of the Loan Agreement, nor is it a waiver of any breach of any other provision of the Loan Agreement and the other Loan Documents. This consent does not establish a course of dealing upon which the Borrower may rely on in the future. Except as expressly set forth in this Agreement, all terms and provisions of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

4.    Waiver of Term Loan Prepayment Premium. Borrower acknowledges that a Term Loan Prepayment Premium is due and payable as of the Second Amendment Effective Date in connection with the payment of all Term Loan Advances outstanding as of the Second Amendment Effective Date. The Agent and the Lenders hereby waive such Term Loan Prepayment Premium, but only for the foregoing specific payment. Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Amendment shall be deemed or otherwise construed as a waiver by Agent of any of its rights and remedies pursuant to the Loan Documents, applicable law or otherwise.

5.    Limitation of Amendments.

5.1    The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Agent and Lenders may now have or may have in the future under or in connection with any Loan Document.

5.2    This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

6.    Representations and Warranties. To induce Agent and each Lender to enter into this Amendment, Borrower hereby represents and warrants to Agent and each Lender as follows:

6.1    Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

6.2    Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

6.3    The organizational documents of Borrower previously delivered to Agent either (i) remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect; or (ii) have been amended and have been delivered to Agent in connection with this Amendment;

6.4    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

6.5    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

6.6    The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

6.7    This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

7.    Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of February 23, 2018, between Borrower and Agent, and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.

8.    Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated on February 23, 2018, as amended as set forth on Schedule 2 attached that certain First Amendment to Loan and Security Agreement dated December 28, 2018 (as amended, the “Perfection Certificate”) and acknowledges, confirms and agrees the disclosures and information Borrower provided to Agent in the Perfection Certificate, have not changed, and remain true, complete and correct as of the date hereof.

9.    Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

10.    Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

11.    Conditions to Effectiveness. Borrower hereby agrees that the following documents shall be delivered to the Agent prior to or concurrently with the execution of this Amendment, each in form and substance reasonably satisfactory to the Agent (collectively, the “Conditions Precedent”):

11.1    copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but only to the extent modified since last delivered to the Agent), (ii) the resolutions of Borrower authorizing the execution and delivery of this Amendment, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower (but only to the extent any signatories have changed since such incumbency certificate was last delivered to Agent);

11.2    the good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Second Amendment Effective Date;

11.3    a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Second Amendment Effective Date together with the duly executed original signature thereto;

11.4    certified copies, dated as of a recent date, of financing statement searches, as Agent may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Second Amendment Effective Date, will be terminated or released;

11.5    evidence satisfactory to Agent that the insurance policies and endorsements required by Section 6.7 of the Loan Agreement are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent;

11.6    Borrower’s payment of (i) the portion of the fully-earned, non-refundable amendment fee due on the Second Amendment Effective Date set forth in Section 2.8 above, and (ii) Agent’s legal fees and expenses incurred in connection with this Amendment and the other Loan Documents; and

11.7    such other documents as Agent may reasonably request.

12.    Post-closing Matters. On or before the day that is thirty (30) days after the Second Amendment Effective Date (or such later date as Agent shall determine, in its sole reasonable discretion). Borrower shall deliver, or cause to be delivered, the following documents to the Agent:

12.1    the constitutional documents of AtriCure Europe B.V. only if amended since last provided to the Agent;

12.2    a copy of an up to date extract from the Dutch trade register evidencing person(s) authorized to represent AtriCure Europe B.V.;

12.3    an unconditional positive advice (advies) from each relevant (central) works’ council ((centrale) ondernemingsraad), including the request for advice or, if applicable, a confirmation of the managing board of AtriCure Europe B.V. included in the board resolution that no (central) works’ council ((centrale) ondernemingsraad), has jurisdiction in respect of any transaction contemplated by this Agreement;

12.4    the duly executed board resolution (bestuursbesluit) and shareholder’s resolution (aandeelhoudersbesluit) of AtriCure Europe B.V. approving the Loan Documents to which it is a party;

12.5    a deed of pledge over all shares in AtriCure Europe B.V., ranking behind the deed of pledge of shares created by AtriCure Europe B.V. over all its shares on 9 April 2018;

12.6    a deed pledge over the intellectual property, movable assets, (insurance/ intercompany/trade) receivables and bank accounts of AtriCure Europe B.V., ranking behind the deed of pledge over the intellectual property, movable assets, (insurance/ intercompany/trade) receivables and bank accounts created by AtriCure Europe B.V. on 9 April 2018;

12.7    a copy of all notices, duly executed by AtriCure Europe B.V., required to be sent under the security documents as listed under 12.5 and 12.6 of this Agreement;

12.8    a legal opinion of Stek Advocaten B.V., legal advisors as to the laws of the Netherlands to the Agent in form and substance acceptable to Agent, in its reasonable discretion, together with the duly executed signature thereto; and

12.9    the insurance endorsements required pursuant to Section 6.7 of the Loan Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

The undersigned hereby certifies, to the best of his or her knowledge, that the information set out in the Perfection Certificate is true, complete and correct.

BORROWER:

ATRICURE, INC.	ATRICURE, LLC

By:	/s/ M. Andrew Wade	By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade	Name:	M. Andrew Wade
Title:	CFO	Title:	CFO

ENDOSCOPIC TECHNOLOGIES, LLC	nCONTACT SURGICAL, LLC

By:	/s/ M. Andrew Wade	By:	/s/ M. Andrew Wade
Name:	M. Andrew Wade	Name:	M. Andrew Wade
Title:	CFO	Title:	CFO

AGENT:		LENDER:

SILICON VALLEY BANK		SILICON VALLEY BANK

By	/s/ Tom Hertzberg	By	/s/ Tom Hertzberg
Name:	Tom Hertzberg	Name:	Tom Hertzberg
Title:	Managing Director	Title:	Managing Director